Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2017 Earnings

SAN DIEGO--(BUSINESS WIRE)--November 29, 2017--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $30.3 million, or $1.02 per diluted share, for the fourth quarter ended October 1, 2017, compared with $32.6 million, or $0.98 per diluted share, for the fourth quarter of fiscal 2016. Fiscal 2017 earnings from continuing operations totaled $138.3 million, or $4.47 per diluted share, compared with $126.3 million, or $3.70 per diluted share in fiscal 2016.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.73 in the fourth quarter of fiscal 2017 compared with $1.03 in the prior year quarter. For fiscal year 2017, operating earnings per share were $3.88 compared with $3.86 last year.

The fourth quarter and fiscal year ended October 1, 2017, included 12 weeks and 52 weeks, respectively, as compared to 13 weeks and 53 weeks in the fourth quarter and fiscal year ended October 2, 2016, respectively. The company estimates that the extra week benefited diluted earnings per share by approximately $0.09 in both the fourth quarter and fiscal 2016.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Diluted earnings per share from continuing operations – GAAP	$1.02	$0.98	$4.47	$3.70
Restructuring charges	0.06	0.05	0.18	0.19
Gains from refranchising	(0.35)	—	(0.77)	(0.02)
Operating earnings per share – Non-GAAP	$0.73	$1.03	$3.88	$3.86

Restructuring charges of $2.8 million, or approximately $0.06 per diluted share, were recorded during the fourth quarter of fiscal 2017, as compared with $2.3 million, or approximately $0.05 per diluted share, in the prior year quarter. Total restructuring charges in the fourth quarter of fiscal 2017 included $3.6 million related to the evaluation of potential alternatives with respect to Qdoba®, and also reflected a $0.9 million reduction in future lease commitment costs resulting from the early termination of the lease for the Qdoba corporate support center. Restructuring charges are included in "Impairment and other charges, net" in the accompanying consolidated statements of earnings, which increased in the fourth quarter to $9.5 million from $4.5 million in the year ago quarter. Excluding restructuring charges, the increase was due primarily to charges related to the impairment of three underperforming Qdoba locations, as well as impairment and accelerated depreciation of furniture and equipment resulting from Qdoba design changes and remodels, totaling $3.3 million, or approximately $0.07 per diluted share.

Lenny Comma, chairman and chief executive officer, said, "Our fourth quarter operating results concluded a challenging year for both brands. Our key initiatives in 2018 will be focused on regaining momentum in a highly competitive environment.

"We continue to make significant progress on our Jack in the Box refranchising initiative, with the sale of 60 restaurants in the fourth quarter and 178 during the fiscal year. We currently have signed non-binding letters of intent with franchisees to sell 32 additional restaurants, and now anticipate the Jack in the Box franchise mix to approach the high end of our previous expected range.

"The company returned over $376 million to shareholders in fiscal 2017, including over $327 million in share repurchases and $49 million in dividends. We remain committed to returning cash to shareholders in the future as we adjust our capital structure to reflect a less capital-intensive business model."

The company's Board of Directors, with the assistance of Morgan Stanley & Co. LLC, has made substantial progress in its evaluation of potential alternatives with respect to Qdoba, as well as other ways to enhance shareholder value. There can be no assurance that the evaluation process will result in any transaction or other specific course of action. The company does not intend to comment further until the evaluation process is concluded. The company will provide guidance for fiscal 2018 following the completion of the Qdoba evaluation process.

Increase/(decrease) in same-store sales*:

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017*	October 2, 2016	October 1, 2017*	October 2, 2016
Jack in the Box:
Company	(2.0)%	0.5%	(1.1)%	0.0%
Franchise	(0.7)%	2.4%	0.9%	1.6%
System	(1.0)%	2.0%	0.5%	1.2%
Qdoba:
Company	(4.0)%	1.2%	(3.0)%	1.7%
Franchise	0.0%	0.4%	0.4%	1.1%
System	(2.1)%	0.8%	(1.4)%	1.4%

*Note: Due to the transition from a 53-week to a 52-week fiscal year, year-over-year fiscal period comparisons are offset by one week. The change in same-store sales presented in the 2017 columns uses comparable calendar periods to balance the one-week shift and to provide a clearer year-over-year comparison.

Jack in the Box system same-store sales decreased 1.0 percent for the quarter and lagged the QSR sandwich segment by 2.9 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended October 1, 2017. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales decreased 2.0 percent in the fourth quarter driven by a 5.4 percent decrease in transactions, partially offset by average check growth of 3.4 percent. The company estimates that Hurricane Harvey negatively impacted company, franchise and system same-store sales by 40, 20 and 30 basis points, respectively, in the fourth quarter.

Qdoba same-store sales decreased 2.1 percent system-wide and decreased 4.0 percent for company restaurants in the fourth quarter. Company same-store sales reflected a 6.4 percent decrease in transactions, partially offset by growth in average check and catering sales.

Consolidated restaurant operating margin, a non-GAAP measure1, decreased by 390 basis points to 15.8 percent of sales in the fourth quarter of 2017, compared with 19.7 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants, a non-GAAP measure1, decreased 180 basis points to 19.2 percent of sales. The decrease was due primarily to sales deleverage, higher repairs and maintenance costs and higher labor costs including wage inflation, which were partially offset by a decrease in food and packaging costs as a percentage of sales and the benefit of refranchising activities in 2017. The decrease in food and packaging costs as a percentage of sales resulted from favorable product mix changes and menu price increases, partially offset by commodity inflation of approximately 3.3 percent in the quarter. Restaurant operating margin for Qdoba company restaurants, a non-GAAP measure1, decreased 610 basis points to 11.2 percent of sales. The decrease was due primarily to the impact of new restaurant openings, an increase in food and packaging costs, sales deleverage, and the impact of wage inflation. The increase in food and packaging costs as a percentage of sales was impacted by unfavorable product mix, operating inefficiencies and commodity inflation of approximately 3.6 percent in the quarter, including a more than 50 percent spike in avocado prices, partially offset by a decrease in discounting.

Franchise margin, a non-GAAP measure1, as a percentage of total franchise revenues decreased to 52.2 percent in the fourth quarter from 53.7 percent in the prior year quarter. The decrease was due primarily to a decrease in rental revenues and royalties related to the 50 franchise-operated Jack in the Box restaurants the company took over in the second and third quarters of fiscal 2017, and an increase in franchise support and other costs. These decreases were partially offset by higher franchise fees related to the sale of 60 company-operated Jack in the Box restaurants to franchisees in the fourth quarter, as well as higher rental revenues and royalties related to the refranchising of 178 Jack in the Box restaurants in the second, third and fourth quarters of fiscal 2017.

SG&A expense for the fourth quarter decreased by $12.4 million and was 10.6 percent of revenues as compared to 12.1 percent in the prior year quarter. Key items contributing to the decrease were the impact of the company's restructuring activities, a $6.4 million decrease in incentive compensation, a $3.0 million decrease related to the 53rd week in the prior year, a $2.1 million decrease in pension and postretirement benefits, and mark-to-market adjustments on investments supporting the company's non-qualified retirement plans resulting in a $0.7 million year-over-year decrease in SG&A.

____________________________

(1) Restaurant operating margin and franchise margin are non-GAAP measures. These non-GAAP measures are reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Interest expense, net, increased by $3.0 million in the fourth quarter due to increased leverage and a higher effective interest rate for 2017.

The tax rate for the fourth quarter of 2017 was 38.1 percent versus 35.6 percent for the fourth quarter of 2016. The higher tax rate was due primarily to an increase in state taxes and an overall decrease in tax credits.

Capital Allocation

The company did not repurchase any shares of its common stock in the fourth quarter of 2017 due to the evaluation of potential alternatives with respect to Qdoba. During fiscal year 2017, the company repurchased approximately 3,220,000 shares at an average price of $101.59 per share for an aggregate cost of $327.2 million. The company currently has approximately $181.0 million remaining under stock buyback programs authorized by the company's Board of Directors that expire in November 2018.

Conference Call

The company will host a conference call for financial analysts and investors on Thursday, November 30, 2017, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 30, 2017.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises QDOBA MEXICAN EATS®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and QDOBA, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; the company's ability to enhance shareholder value, including through potential alternatives with respect to Qdoba; food-safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Diluted earnings per share from continuing operations – GAAP	$1.02	$0.98	$4.47	$3.70
Restructuring charges	0.06	0.05	0.18	0.19
Gains from refranchising	(0.35)	—	(0.77)	(0.02)
Operating earnings per share – Non-GAAP	$0.73	$1.03	$3.88	$3.86

Restaurant operating margin and franchise margin are non-GAAP measures presented in the reconciliations below. These non-GAAP measures do not include an allocation of other operating expenses, such as selling, general and administrative expenses which include the costs of shared service functions such as accounting, finance and human resources, and other unallocated costs such as pension expense, share-based compensation and restructuring expense. As such, restaurant operating margin and franchise margin are not indicative of the overall results of the company and are considered non-GAAP financial measures. Management believes these non-GAAP financial measures provide important supplemental information to assist investors in understanding and analyzing the performance of the company's core business and operating results. The company encourages investors to rely upon its GAAP numbers, but includes these non-GAAP financial measures as a supplement to, not as a substitute for, earnings from operations, net earnings or other financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below are the reconciliations of non-GAAP restaurant operating margin and franchise margin to the most directly comparable GAAP measure, consolidated earnings from operations.

	12 Weeks Ended			13 Weeks Ended
	October 1, 2017			October 2, 2016
($ in thousands)	Jack in the Box	Qdoba	Consolidated	Jack in the Box	Qdoba	Consolidated
Earnings from operations - GAAP (1)			$60,393			$58,910
Other operating expenses:
Selling, general and administrative expenses			(35,891)			(48,281)
Impairment and other charges, net			(9,541)			(4,459)
Gains on the sale of company-operated restaurants			16,868			6
Total other operating expenses			$(28,564)			$(52,734)

Company restaurant operations:
Company restaurant sales	$139,303	$102,000	$241,303	$193,639	$107,054	$300,693
Food and packaging	(40,440)	(34,497)	(74,937)	(56,396)	(33,804)	(90,200)
Payroll and employee benefits	(40,413)	(28,620)	(69,033)	(55,275)	(28,241)	(83,516)
Occupancy and other	(31,728)	(27,488)	(59,216)	(41,347)	(26,467)	(67,814)
Restaurant operating margin (2) - Non-GAAP	$26,722	$11,395	$38,117	$40,621	$18,542	$59,163

Franchise operations:
Franchise rental revenues	$56,023	$25	$56,048	$57,668	$21	$57,689
Franchise royalties and other	36,798	4,597	41,395	34,813	5,224	40,037
Franchise occupancy expenses	(41,861)	(27)	(41,888)	(41,650)	(27)	(41,677)
Franchise support and other costs	(2,588)	(2,127)	(4,715)	(2,493)	(1,075)	(3,568)
Franchise margin (2) - Non-GAAP	$48,372	$2,468	$50,840	$48,338	$4,143	$52,481

Restaurant operating margin (2) as a % of company restaurant sales	19.2%	11.2%	15.8%	21.0%	17.3%	19.7%
Franchise margin (2) as a % of total franchise revenues			52.2%			53.7%

(1)	Earnings from operations is the sum of total other operating expenses, restaurant operating margin and franchise margin.
(2)	Restaurant operating margin and franchise margin are non-GAAP measures. Refer to discussion regarding these non-GAAP measures above.

	52 Weeks Ended			53 Weeks Ended
	October 1, 2017			October 2, 2016
($ in thousands)	Jack in the Box	Qdoba	Consolidated	Jack in the Box	Qdoba	Consolidated
Earnings from operations - GAAP (1)			$266,141			$229,915
Other operating expenses:
Selling, general and administrative expenses			(165,752)			(203,816)
Impairment and other charges, net			(25,141)			(19,057)
Gains on the sale of company-operated restaurants			38,034			1,230
Total other operating expenses			$(152,859)			$(221,643)

Company restaurant operations:
Company restaurant sales	$715,921	$436,558	$1,152,479	$789,040	$415,495	$1,204,535
Food and packaging	(206,653)	(140,291)	(346,944)	(235,538)	(127,464)	(363,002)
Payroll and employee benefits	(211,611)	(122,000)	(333,611)	(223,019)	(111,451)	(334,470)
Occupancy and other	(153,451)	(115,095)	(268,546)	(162,869)	(101,289)	(264,158)
Restaurant operating margin (2) - Non-GAAP	$144,206	$59,172	$203,378	$167,614	$75,291	$242,905

Franchise operations:
Franchise rental revenues	$231,578	$109	$231,687	$232,794	$113	$232,907
Franchise royalties and other	149,791	19,957	169,748	140,424	21,465	161,889
Franchise occupancy expenses	(171,483)	(108)	(171,591)	(170,050)	(102)	(170,152)
Franchise support and other costs	(8,811)	(5,411)	(14,222)	(11,107)	(4,884)	(15,991)
Franchise margin (2) - Non-GAAP	$201,075	$14,547	$215,622	$192,061	$16,592	$208,653

Restaurant operating margin (2) as a % of company restaurant sales	20.1%	13.6%	17.6%	21.2%	18.1%	20.2%
Franchise margin (2) as a % of total franchise revenues			53.7%			52.9%

(1)	Earnings from operations is the sum of total other operating expenses, restaurant operating margin and franchise margin.
(2)	Restaurant operating margin and franchise margin are non-GAAP measures. Refer to discussion regarding these non-GAAP measures above.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Revenues:
Company restaurant sales	$241,303	$300,693	$1,152,479	$1,204,535
Franchise rental revenues	56,048	57,689	231,687	232,907
Franchise royalties and other	41,395	40,037	169,748	161,889
	338,746	398,419	1,553,914	1,599,331
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	74,937	90,200	346,944	363,002
Payroll and employee benefits	69,033	83,516	333,611	334,470
Occupancy and other	59,216	67,814	268,546	264,158
Total company restaurant costs	203,186	241,530	949,101	961,630
Franchise occupancy expenses	41,888	41,677	171,591	170,152
Franchise support and other costs	4,715	3,568	14,222	15,991
Selling, general and administrative expenses	35,891	48,281	165,752	203,816
Impairment and other charges, net	9,541	4,459	25,141	19,057
Gains on the sale of company-operated restaurants	(16,868)	(6)	(38,034)	(1,230)
	278,353	339,509	1,287,773	1,369,416
Earnings from operations	60,393	58,910	266,141	229,915
Interest expense, net	11,427	8,382	46,518	31,081
Earnings from continuing operations and before income taxes	48,966	50,528	219,623	198,834
Income taxes	18,633	17,967	81,315	72,564
Earnings from continuing operations	30,333	32,561	138,308	126,270
Losses from discontinued operations, net of income tax benefit	(375)	(580)	(2,976)	(2,197)
Net earnings	$29,958	$31,981	$135,332	$124,073

Net earnings per share — basic:
Earnings from continuing operations	$1.03	$1.00	$4.52	$3.74
Losses from discontinued operations, net	(0.01)	(0.02)	(0.10)	(0.07)
Net earnings per share (1)	$1.02	$0.98	$4.42	$3.68
Net earnings per share — diluted:
Earnings from continuing operations	$1.02	$0.98	$4.47	$3.70
Losses from discontinued operations, net	(0.01)	(0.02)	(0.10)	(0.06)
Net earnings per share (1)	$1.01	$0.97	$4.38	$3.63
Weighted-average shares outstanding:
Basic	29,478	32,694	30,630	33,735
Diluted	29,753	33,085	30,914	34,146

Dividends declared per common share	$0.40	$0.30	$1.60	$1.20

(1)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	October 1, 2017	October 2, 2016
ASSETS
Current assets:
Cash	$7,642	$17,030
Accounts and other receivables, net	68,694	73,360
Inventories	6,647	8,229
Prepaid expenses	29,148	40,398
Assets held for sale	24,107	14,259
Other current assets	3,039	2,129
Total current assets	139,277	155,405
Property and equipment, at cost:
Land	112,509	117,166
Buildings	1,112,763	1,116,244
Restaurant and other equipment	265,791	331,644
Construction in progress	31,558	40,522
	1,522,621	1,605,576
Less accumulated depreciation and amortization	(889,630)	(886,526)
Property and equipment, net	632,991	719,050
Intangible assets, net	14,072	14,042
Goodwill	169,049	166,046
Other assets, net	273,032	290,469
	$1,228,421	$1,345,012

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$64,383	$55,935
Accounts payable	37,302	40,736
Accrued liabilities	160,305	181,250
Total current liabilities	261,990	277,921
Long-term debt, net of current maturities	1,080,932	935,372
Other long-term liabilities	273,531	348,925
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,843,483 and 81,598,524 issued, respectively	818	816
Capital in excess of par value	453,530	432,564
Retained earnings	1,485,820	1,399,721
Accumulated other comprehensive loss	(137,761)	(187,021)
Treasury stock, at cost, 52,411,407 and 49,190,992 shares, respectively	(2,190,439)	(1,863,286)
Total stockholders’ deficit	(388,032)	(217,206)
	$1,228,421	$1,345,012

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016
Cash flows from operating activities:
Net earnings	$135,332	$124,073
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	88,939	92,844
Deferred finance cost amortization	3,487	2,736
Excess tax benefits from share-based compensation arrangements	(4,232)	(7,461)
Deferred income taxes	(12,208)	34,973
Share-based compensation expense	11,416	11,455
Pension and postretirement expense	4,215	13,484
Gains on cash surrender value of company-owned life insurance	(2,424)	(5,365)
Gains on the sale of company-operated restaurants	(38,034)	(1,230)
Losses on the disposition of property and equipment	3,635	2,654
Impairment charges and other	7,940	4,759
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(5,774)	(28,181)
Inventories	1,771	(713)
Prepaid expenses and other current assets	14,831	(15,367)
Accounts payable	480	2,225
Accrued liabilities	(20,704)	8,662
Pension and postretirement contributions	(5,363)	(101,052)
Other	(11,470)	(4,314)
Cash flows provided by operating activities	171,837	134,182
Cash flows from investing activities:
Purchases of property and equipment	(67,453)	(96,615)
Purchases of assets intended for sale and leaseback	(5,769)	(9,785)
Proceeds from the sale and leaseback of assets	6,057	17,123
Proceeds from the sale of company-operated restaurants	99,591	1,439
Collections on notes receivable	1,715	3,555
Acquisition of franchise-operated restaurants	(2,053)	(19,816)
Other	1,251	(299)
Cash flows provided by (used in) investing activities	33,339	(104,398)
Cash flows from financing activities:
Borrowings on revolving credit facilities	747,900	705,000
Repayments of borrowings on revolving credit facilities	(533,300)	(817,578)
Proceeds from issuance of debt	—	417,578
Principal repayments on debt	(57,404)	(26,154)
Debt issuance costs	—	(2,385)
Dividends paid on common stock	(48,925)	(40,295)
Proceeds from issuance of common stock	5,165	10,564
Repurchases of common stock	(334,361)	(284,645)
Excess tax benefits from share-based compensation arrangements	4,232	7,461
Change in book overdraft	2,151	—
Cash flows used in financing activities	(214,542)	(30,454)
Effect of exchange rate changes on cash	(22)	(43)
Net decrease in cash	(9,388)	(713)
Cash at beginning of period	17,030	17,743
Cash at end of period	$7,642	$17,030

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Revenues:
Company restaurant sales	71.2%	75.5%	74.2%	75.3%
Franchise rental revenues	16.5%	14.5%	14.9%	14.6%
Franchise royalties and other	12.2%	10.0%	10.9%	10.1%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	31.1%	30.0%	30.1%	30.1%
Payroll and employee benefits (1)	28.6%	27.8%	28.9%	27.8%
Occupancy and other (1)	24.5%	22.6%	23.3%	21.9%
Total company restaurant costs (1)	84.2%	80.3%	82.4%	79.8%
Franchise occupancy expenses (2)	74.7%	72.2%	74.1%	73.1%
Franchise support and other costs (3)	11.4%	8.9%	8.4%	9.9%
Selling, general and administrative expenses	10.6%	12.1%	10.7%	12.7%
Impairment and other charges, net	2.8%	1.1%	1.6%	1.2%
Gains on the sale of company-operated restaurants	(5.0)%	—%	(2.4)%	(0.1)%
Earnings from operations	17.8%	14.8%	17.1%	14.4%
Income tax rate (4)	38.1%	35.6%	37.0%	36.5%

(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended		13 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	October 1, 2017		October 2, 2016		October 1, 2017		October 2, 2016
Jack in the Box:
Company restaurant sales	$139,303		$193,639		$715,921		$789,040
Company restaurant costs:
Food and packaging	40,440	29.0%	56,396	29.1%	206,653	28.9%	235,538	29.9%
Payroll and employee benefits	40,413	29.0%	55,275	28.5%	211,611	29.6%	223,019	28.3%
Occupancy and other	31,728	22.8%	41,347	21.4%	153,451	21.4%	162,869	20.6%
Total company restaurant costs	112,581	80.8%	153,018	79.0%	571,715	79.9%	621,426	78.8%
Restaurant operating margin (1)	$26,722	19.2%	$40,621	21.0%	$144,206	20.1%	$167,614	21.2%
Qdoba:
Company restaurant sales	$102,000		$107,054		$436,558		$415,495
Company restaurant costs:
Food and packaging	34,497	33.8%	33,804	31.6%	140,291	32.1%	127,464	30.7%
Payroll and employee benefits	28,620	28.1%	28,241	26.4%	122,000	27.9%	111,451	26.8%
Occupancy and other	27,488	26.9%	26,467	24.7%	115,095	26.4%	101,289	24.4%
Total company restaurant costs	90,605	88.8%	88,512	82.7%	377,386	86.4%	340,204	81.9%
Restaurant operating margin (1)	$11,395	11.2%	$18,542	17.3%	$59,172	13.6%	$75,291	18.1%

(1)	Restaurant operating margin is a non-GAAP measure. This non-GAAP measure is reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Franchise rental revenues	$56,048	$57,689	$231,687	$232,907

Royalties	38,364	39,176	160,002	158,514
Franchise fees and other	3,031	861	9,746	3,375
Franchise royalties and other	41,395	40,037	169,748	161,889
Total franchise revenues	97,443	97,726	401,435	394,796

Rental expense	34,370	34,025	140,731	137,808
Depreciation and amortization	7,518	7,652	30,860	32,344
Franchise occupancy expenses	41,888	41,677	171,591	170,152
Franchise support and other costs	4,715	3,568	14,222	15,991
Total franchise costs	46,603	45,245	185,813	186,143
Franchise margin (1)	$50,840	$52,481	$215,622	$208,653
Franchise margin (1) as a % of franchise revenues	52.2%	53.7%	53.7%	52.9%

(1)	Franchise margin is a non-GAAP measure. This non-GAAP measure is reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION (In thousands) (Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Revenues by segment:
Jack in the Box restaurant operations	$232,125	$286,120	$1,097,291	$1,162,258
Qdoba restaurant operations	106,621	112,299	456,623	437,073
Consolidated revenues	$338,746	$398,419	$1,553,914	$1,599,331
Earnings from operations by segment:
Jack in the Box restaurant operations	$59,612	$71,982	$280,097	$290,346
Qdoba restaurant operations	1,905	13,718	31,031	47,250
Shared services and unallocated costs	(17,992)	(26,796)	(83,021)	(108,911)
Gains on the sale of company-operated restaurants	16,868	6	38,034	1,230
Consolidated earnings from operations	60,393	58,910	266,141	229,915
Interest expense, net	11,427	8,382	46,518	31,081
Consolidated earnings from continuing operations and before income taxes	$48,966	$50,528	$219,623	$198,834
Total depreciation expense by segment:
Jack in the Box restaurant operations	$13,092	$15,878	$60,595	$66,287
Qdoba restaurant operations	4,580	4,903	20,854	19,306
Shared services and unallocated costs	1,539	1,553	6,761	6,489
Consolidated depreciation expense	$19,211	$22,334	$88,210	$92,082

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION (Unaudited)

	2017			2016
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	417	1,838	2,255	413	1,836	2,249
New	2	18	20	4	12	16
Refranchised	(178)	178	—	(1)	1	—
Acquired from franchisees	50	(50)	—	1	(1)	—
Closed	(15)	(9)	(24)	—	(10)	(10)
End of period	276	1,975	2,251	417	1,838	2,255
% of JIB system	12%	88%	100%	18%	82%	100%
Qdoba:
Beginning of year	367	332	699	322	339	661
New	23	19	42	35	18	53
Acquired from franchisees	—	—	—	14	(14)	—
Closed	(5)	(10)	(15)	(4)	(11)	(15)
End of period	385	341	726	367	332	699
% of Qdoba system	53%	47%	100%	53%	47%	100%
Consolidated:
Total system end of period	661	2,316	2,977	784	2,170	2,954
% of consolidated system	22%	78%	100%	27%	73%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291